Press Release
For Immediate Release
March 24, 2010

CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
AN INCREASE IN ITS QUARTERLY DIVIDEND

Clifton, New Jersey – March 24, 2010.  Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the “Company”), the holding company of Clifton Savings Bank (the “Bank”), today announced that the Board of Directors has approved an increase in the Company’s quarterly dividend from $0.05 per share to $0.06 per share effective with the quarterly dividend that will be declared for the quarter ended March 31, 2010.

The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  The Bank operates a total of 11 full-service banking offices in northeast New Jersey.  The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect our actual result include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation.  As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.